Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125546

SUPPLEMENT NO. 6 DATED JULY 25, 2006

TO PROSPECTUS DATED MARCH 3, 2006

APPLE REIT SEVEN, INC.

The following information supplements the prospectus of Apple REIT Seven, Inc. dated March 3, 2006 and is part of the prospectus. This Supplement updates the information presented in the prospectus and in prior Supplements. Prospective investors should carefully review the prospectus, Supplement No. 2 (which was cumulative and replaced the prior Supplement), Supplement Nos. 3 through 5, and this Supplement No. 6.

TABLE OF CONTENTS

Status of the Offering	S – 3
Management	S – 3
Experts	S – 3
Index to Financial Statements	F – 1

The prospectus, and each supplement, contains forward-looking statements. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriott,” “Fairfield Inn,” “TownePlace Suites,” “Springhill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Seven, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Seven, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Seven, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn & Suites,” “Homewood Suites,” and “Hilton Garden Inn” are each a registered trademark of Hilton Hotels Corporation or one of its affiliates. All references below to “Hilton” mean Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Seven, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Seven, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Seven, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

We completed the minimum offering of units (with each unit consisting of one Common Share and one Series A Preferred Share) at $10.50 per unit on March 15, 2006. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of July 24, 2006, we had closed on the following sales of units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	4,761,905	$50,000,000	$45,000,000
$11.00	13,795,067	$151,745,737	$136,571,163

Total	18,556,972	$201,745,737	$181,571,163

MANAGEMENT

One of our directors, Glenn W. Bunting, Jr., is also a non-management director of NNN Apartment REIT, Inc. This is a Maryland corporation whose registration statement with the Securities and Exchange Commission was declared effective on July 19, 2006 and who commenced a best-efforts offering of its shares on that date. NNN Apartment REIT has been organized principally to purchase and hold apartment communities in select U.S. metropolitan areas with a focus on Florida, Texas, Nevada and other metropolitan areas in the mid-Atlantic, southeast and southwest regions of the country. The company may also invest in other real estate, such as shopping centers, office buildings and/or hotels.

EXPERTS

Set forth below are the audited financial statements of the West Houston, Texas—Marriott Residence Inn Hotel (the purchase of which was discussed in Supplement No. 3) and the Brownsville, Texas—Courtyard by Marriott Hotel (the purchase of which was discussed in Supplement No. 4). These financial statements have been included herein in reliance on the reports, also set forth below, of L.P. Martin & Company, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of Bernardo Venture, the general partnership that previously owned our hotel in San Diego, California (the purchase of which was discussed in Supplement No. 3). These financial statements have been included herein in reliance on the report, also set forth below, of Keiter, Stephens, Hurst, Gary & Shreaves, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

(Remainder of Page is Intentionally Blank)

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Businesses Acquired

West Houston, Texas—Marriott Residence Inn Hotel

(Audited)

Independent Auditors’ Report	F – 2
Combined Balance Sheets—December 31, 2005 and 2004	F – 3
Combined Statements of Partners’ Equity—Years Ended December 31, 2005 and 2004	F – 4
Combined Statements of Operations—Years Ended December 31, 2005 and 2004	F – 5
Combined Statements of Cash Flows—Years Ended December 31, 2005 and 2004	F – 6
Notes to the Combined Financial Statements	F – 7

(Unaudited)

Combined Balance Sheets—March 31, 2006 and December 31, 2005	F – 9
Combined Statements of Partners’ Equity—Three Months Ended March 31, 2006 and 2005	F – 10
Combined Statements of Operations—Three Months Ended March 31, 2006 and 2005	F – 11
Combined Statements of Cash Flows—Three Months Ended March 31, 2006 and 2005	F – 12

Brownsville, Texas—Courtyard by Marriott Hotel

(Audited)

Independent Auditors’ Report	F – 13
Balance Sheet—December 31, 2005	F – 14
Statement of Partners’ Equity—Year Ended December 31, 2005	F – 15
Statement of Operations—Year Ended December 31, 2005	F – 16
Statement of Cash Flows—Year Ended December 31, 2005	F – 17
Notes to the Financial Statements	F – 18

(Unaudited)

Balance Sheet—March 31, 2006	F – 20
Statement of Partners’ Equity—Three Months Ended March 31, 2006	F – 21
Statement of Operations—Three Months Ended March 31, 2006	F – 22
Statement of Cash Flows—Three Months Ended March 31, 2006	F – 23

Bernardo Venture (previous owner of hotel in San Diego, California)

(Audited)

Report of Independent Auditors	F – 24
Balance Sheets—December 31, 2005 and 2004	F – 25
Statements of Operations and Partners’ Capital—Years ended December 31, 2005 and 2004	F – 26
Statements of Cash Flows—Years ended December 31, 2005 and 2004	F – 27
Notes to Financial Statements	F – 28

(Unaudited)

Balance Sheet—March 31, 2006 and December 31, 2005	F – 31
Statement of Operations—Three Months Ended March 31, 2006 and 2005	F – 32
Statement of Cash Flows—Three Months Ended March 31, 2006 and 2005	F – 33

Pro Forma Financial Information

Apple REIT Seven, Inc. (Unaudited)

Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2006	F – 34
Notes to Pro Forma Condensed Consolidated Balance Sheet	F – 36
Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2005 and the three months ended March 31, 2006	F – 37
Notes to Pro Forma Condensed Consolidated Statements of Operations	F – 39

Independent Auditors’ Report

To the Board of Directors

Apple Seven Hospitality, Inc.

Richmond, Virginia

We have audited the accompanying combined balance sheets of the West Houston, Texas - Marriott Residence Inn Hotel (the Hotel), as of December 31, 2005 and 2004, and the related combined statements of operations, partners’ equity and cash flows for the years then ended. These combined financial statements are the responsibility of the management of the Hotel. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Hotel as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.P. Martin & Company P.C.

April 28, 2006

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS

INVESTMENT IN HOTEL PROPERTY:
Land	$1,048,296	$1,513,648
Construction in Progress	9,370,004	455,300
Furnishings and Equipment	319,542	—

TOTAL INVESTMENT IN HOTEL PROPERTY	10,737,842	1,968,948

Cash and Cash Equivalents	97,849	32,340
Due from Affiliate	1,100	2,200
Franchise Fees	52,000	52,000

	150,949	86,540

TOTAL ASSETS	$10,888,791	$2,055,488

LIABILITIES AND PARTNERS’ EQUITY

LIABILITIES:
Mortgages Payable	$7,450,096	$940,560
Accounts Payable	2,525,084	313,651
Deposits and Accrued Liabilities	52,316	30,170

TOTAL LIABILITIES	10,027,496	1,284,381

PARTNERS’ EQUITY	861,295	771,107

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$10,888,791	$2,055,488

The accompanying notes are an integral part of these combined financial statements.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED STATEMENTS OF PARTNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2005 AND 2004

Balance, January 1, 2004	$474,661
Equity Contributions, net	298,350
Net Loss	(1,904)

Balance, December 31, 2004	771,107
Net Income	90,188

Balance, December 31, 2005	$861,295

The accompanying notes are an integral part of these combined financial statements.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
REVENUES	$—	$—

EXPENSES:
General and Administrative	2,939	1,904

OPERATING LOSS	(2,939)	(1,904)

OTHER INCOME:
Gain on Sale of Land	93,127	—

NET INCOME (LOSS)	$90,188	$(1,904)

The accompanying notes are an integral part of these combined financial statements.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOWS TO OPERATING ACTIVITIES:
Net Income (Loss)	$90,188	$(1,904)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Gain on Sale of Land	(93,127)	—

NET CASH USED BY OPERATING ACTIVITIES	(2,939)	(1,904)

CASH FLOWS TO INVESTING ACTIVITIES:
Proceeds from Sale of Land	596,000	—
Purchase of Hotel Property	(7,038,188)	(138,642)
Payment of Franchise Fees	—	(52,000)

CASH FLOWS TO INVESTING ACTIVITIES	(6,442,188)	(190,642)

CASH FLOWS FROM FINANCING ACTIVITIES:
Mortgage Loan Proceeds	7,450,096	47,487
Curtailment of Mortgage Payable	(940,560)	—
Affiliate Loans	1,100	(1,100)
Equity Contributions, net	—	298,350
Curtailment of Notes Payable	—	(135,000)

CASH FLOWS FROM FINANCING ACTIVITIES	6,510,636	209,737

NET INCREASE IN CASH	65,509	17,191

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	32,340	15,149

CASH AND CASH EQUIVALENTS, END OF YEAR	$97,849	$32,340

SUPPLEMENTAL DISCLOSURES:
Interest Paid: Capitalized to Investment in Hotel Property	$176,301	$47,487

NONCASH FINANCING AND INVESTING ACTIVITIES:
2005 and 2004 Hotel property purchases in the amounts of $2,233,579 and $314,028, respectively, were financed with accounts payable and accrued liabilities.

The accompanying notes are an integral part of these combined financial statements.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

The accompanying combined financial statements present the financial information of the West Houston, Texas - Marriott Residence Inn Hotel property (the Hotel) as of December 31, 2005 and 2004 and for the years then ended. The Hotel is being developed by and the Hotel improvements and furnishings are owned by Midway Eldridge Hotel Partners, L. P. The Hotel land is owned by an affiliate, Midway Eldridge Partners, L. P. which leases the Hotel land to Midway Eldridge Hotel Partners, L. P. These partnerships are collectively referred to as the “Owners”. The rent charge associated with this lease as well as all other intercompany transactions between these two affiliates have been eliminated in these combined financial statements. Transactions that are entity-specific have also been eliminated.

The Hotel land was acquired and construction began on the 129 room Hotel in 2003. At December 31, 2005, the Hotel was under construction and, accordingly, had not opened for business. Construction was completed and the Hotel opened for business April 27, 2006.

Residence Inn by Marriott Hotels specialize in providing extended stay lodging to business or leisure travelers. While customers may rent rooms for a night, terms up to a month or longer are available. Economic conditions in the Hotel locality will impact the Hotel’s future revenues and the ability to collect accounts receivable.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents - Cash and cash equivalents includes demand deposits in banks.

Concentrations: Cash maintained at major financial institutions may at times during the year be in excess of the FDIC-insured limit. However, these deposits may be redeemed upon demand, and therefore, bear minimal risk.

Investment in Hotel Property - Land, construction in progress and furnishings and equipment are stated at the Owners’ cost. Costs of improvements including interest, financing costs and real estate taxes during the construction period are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Construction in progress consists of costs incurred to construct the Hotel and develop the site up to the time the Hotel is placed in operation.

No depreciation has been recorded to date since the Hotel has not been placed in operation.

Asset Impairment - Long-lived assets are evaluated for impairment based on undiscounted future cash flows, and, if impaired, are carried at fair value. Assets to be disposed of are reported at the lower of carrying value or fair value less cost to sell. No impairment losses have been recorded to date.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2004

Loan Costs - Land acquisition and construction loan costs are capitalized to investment in hotel property and are depreciated in accordance with the Hotel’s normal depreciation policies.

Income Taxes - The Hotel property was owned by two limited partnerships throughout the combined financial statement periods. Income and losses of a limited partnership are passed through to the partners and taxed on their individual income tax returns. Accordingly, the financial statements do not reflect an income tax provision.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Owners have entered into a franchise agreement with Marriott International, Inc. to operate a Residence Inn by Marriott franchise. The franchise term is for twenty years, commencing with the opening date of the Hotel. The Hotel Owners have paid a $52,000 franchise fee to enter into this agreement.

The franchise agreement also requires the Owners to pay monthly royalty and marketing fees equal to five percent and two and one half percent of gross room revenue, respectively.

Included in the December 31, 2005 construction in progress balance is a $120,000 construction development fee earned by an affiliate of the Owners’ general partner. At December 31, 2005, $100,000 of the fee was paid and $20,000 was included in accounts payable.

NOTE 4 - MORTGAGE LOANS PAYABLE

On December 5, 2003, the Owners obtained a $1,082,250 mortgage loan from Southwest Bank of Texas, the proceeds of which were used to finance acquisition of the Hotel and to fund initial development costs. The note bore interest at prime plus one percent and was secured by a deed of trust on the Hotel’s real estate and the guarantee of certain officers of the general partner.

The above mortgage was paid on February 2, 2005 when the Owners obtained an $11,495,000 construction loan from Southwest Bank of Texas. The note requires monthly payments of interest only at the greater of prime plus one percent (8.25% at December 31, 2005) or 5.5%, until maturity on August 2, 2006. At December 31, 2005, the loan had an outstanding balance of $7,450,096. The loan is secured by a deed of trust on the Hotel’s real estate, security agreement, assignment of rents and guarantee of certain officers of the general partner.

Loan costs incurred and interest paid on both of these mortgages have been capitalized and included in investment in Hotel property.

NOTE 5 - SUBSEQUENT EVENT

The Hotel was sold to Apple Seven Hospitality, Inc. on April 26, 2006 for $13,600,000. On April 27, 2006, the Hotel opened for business.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED BALANCE SHEETS (UNAUDITED)

	March 31, 2006	December 31, 2005
ASSETS

INVESTMENT IN HOTEL PROPERTY:
Land	$1,048,296	$1,048,296
Construction in Progress	10,827,051	9,370,004
Furnishings and Equipment	575,445	319,542

TOTAL INVESTMENT IN HOTEL PROPERTY	12,450,792	10,737,842

Cash and Cash Equivalents	163,581	97,849
Due from Affiliate	1,100	1,100
Franchise Fees	52,000	52,000

	216,681	150,949

TOTAL ASSETS	$12,667,473	$10,888,791

LIABILITIES AND PARTNERS’ EQUITY

LIABILITIES:
Mortgage Payable	$10,537,847	$7,450,096
Accounts Payable	1,191,602	2,525,084
Deposits and Accrued Liabilities	76,729	52,316

TOTAL LIABILITIES	11,806,178	10,027,496
PARTNERS’ EQUITY	861,295	861,295

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$12,667,473	$10,888,791

See also the audited financial statements included herein.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED STATEMENTS OF PARTNERS’ EQUITY

THREE MONTH PERIODS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

	2006	2005
Balance, January 1	$861,295	$771,107
Net Income	—	89,759

Balance, March 31	$861,295	$860,866

See also the audited financial statements included herein.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED STATEMENTS OF OPERATIONS

THREE MONTH PERIODS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

	2006	2005
REVENUES	$—	$—

EXPENSES:
General and Administrative	—	3,368

OPERATING LOSS	—	(3,368)

OTHER INCOME:
Gain on Sale of Land	—	93,127

NET INCOME	$—	$89,759

See also the audited financial statements included herein.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED STATEMENTS OF CASH FLOWS

THREE MONTH PERIODS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

	2006	2005
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net Income	$—	$89,759
Adjustments to reconcile net income to net cash used by operating activities:
Gain on Sale of Land	—	(93,127)

NET CASH USED BY OPERATING ACTIVITIES	—	(3,368)

CASH FLOWS FROM (TO) INVESTING ACTIVITIES:
Proceeds from Sale of Land	—	596,000
Purchase of Hotel Property	(3,022,019)	(552,928)

CASH FLOWS FROM (TO) INVESTING ACTIVITIES	(3,022,019)	43,072

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	3,087,751	869,057
Curtailment of Mortgage Payable	—	(940,560)
Affiliate Loans	—	1,100

CASH FLOWS FROM (TO) FINANCING ACTIVITIES	3,087,751	(70,403)

NET INCREASE (DECREASE) IN CASH	65,732	(30,699)
CASH AND CASH EQUIVALENTS, JANUARY 1	97,849	32,340

CASH AND CASH EQUIVALENTS, MARCH 31	$163,581	$1,641

SUPPLEMENTAL DISCLOSURES:
Interest Paid: Capitalized to Investment in Hotel Property	$175,832	$13,920

See also the audited financial statements included herein.

Independent Auditors’ Report

To the Board of Directors

Apple Seven Hospitality, Inc.

Richmond, Virginia

We have audited the accompanying balance sheet of the Brownsville, Texas - Courtyard by Marriott Hotel (the Hotel), as of December 31, 2005, and the related statements of operations, partners’ equity and cash flows for the year then ended. These financial statements are the responsibility of the management of the Hotel. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.P. Martin & Company, P.C.

June 1, 2006

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

BALANCE SHEET

DECEMBER 31, 2005

ASSETS

INVESTMENT IN HOTEL PROPERTY:
Land	$426,409
Construction in Progress	3,447,430
Furnishings and Equipment	96,035

TOTAL INVESTMENT IN HOTEL PROPERTY	3,969,874

Cash and Cash Equivalents	534,911
Due from Affiliate	2,150
Franchise Fees	40,000

577,061

TOTAL ASSETS	$4,546,935

LIABILITIES AND PARTNERS’ EQUITY

LIABILITIES:
Mortgage Payable	$3,388,587
Accounts Payable	1,129,165
Due to Affiliates	1,041
Deposits and Accrued Liabilities	24,319

TOTAL LIABILITIES	4,543,112

PARTNERS’ EQUITY	3,823

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$4,546,935

The accompanying notes are an integral part of this financial statement.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

STATEMENT OF PARTNERS’ EQUITY

YEAR ENDED DECEMBER 31, 2005

Balance, January 1, 2005	$—
Equity Contributions, net	653
Net Income	3,170

Balance, December 31, 2005	$3,823

The accompanying notes are an integral part of this financial statement.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005

REVENUES	$—

EXPENSES	—

OPERATING INCOME	—

OTHER INCOME:
Interest Income	3,170

NET INCOME	$3,170

The accompanying notes are an integral part of this financial statement.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$3,170

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	(2,816,390)
Payment of Franchise Fees	(40,000)

NET CASH USED BY INVESTING ACTIVITIES	(2,856,390)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	3,388,587
Affiliate Loans	(1,109)
Equity Contributions, net	653

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,388,131

NET INCREASE IN CASH	534,911
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$534,911

SUPPLEMENTAL DISCLOSURES:
Interest Paid: Capitalized to Investment in Hotel Property	$62,495

NONCASH FINANCING AND INVESTING ACTIVITIES:
2005 Hotel property purchases in the amounts of $1,129,165 and $24,319, respectively, were financed with accounts payable and deposits and accrued liabilities.

The accompanying notes are an integral part of this financial statement.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2005

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

The accompanying financial statements present the financial information of the Brownsville, Texas - Courtyard by Marriott Hotel property (the Hotel) as of December 31, 2005 and for the year then ended. The Hotel is owned by BMC Hotel Property, Ltd., a Texas limited partnership. The partnership entity was formed during 2005. The partnership acquired the Hotel land and began construction on the 90 room Hotel during 2005.

The Hotel is being developed by W. I. Realty I, L. P., an affiliate. At December 31, 2005, the Hotel was under construction and, accordingly, had not opened for business. It is anticipated Hotel construction will be completed and the Hotel will open for business in the spring of 2006.

Courtyard by Marriott Hotels specialize in providing full service lodging for business or leisure travelers. Economic conditions in the Hotel locality will impact the Hotel’s future revenues and the ability to collect accounts receivable.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents - Cash and cash equivalents includes demand deposits in banks.

Concentrations - Cash maintained at major financial institutions may at times during the year be in excess of the FDIC-insured limit. However, these deposits may be redeemed upon demand, and therefore, bear minimal risk.

Investment in Hotel Property - Land and construction in progress are stated at the Owner’s cost. Costs of improvements including interest, financing costs and real estate taxes during the construction period are capitalized. Capitalized interest totaled $62,495 in 2005. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Construction in progress consists of costs incurred to construct the Hotel and develop the site up to the time the Hotel is placed in operation.

No depreciation has been recorded to date since the Hotel has not been placed in operation.

Asset Impairment - Long-lived assets are evaluated for impairment based on undiscounted future cash flows, and, if impaired, are carried at fair value. Assets to be disposed of are reported at the lower of carrying value or fair value less cost to sell. No impairment losses have been recorded to date.

Loan Costs - Land acquisition and construction loan costs are capitalized to investment in hotel property and are depreciated in accordance with the Hotel’s normal depreciation policies.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2005

Income Taxes - The Hotel property was owned by a limited partnership throughout the financial statement period. Income and losses of a limited partnership are passed through to the partners and taxed on their individual income tax returns. Accordingly, the financial statements do not reflect an income tax provision.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Owner has agreed to pay development fees of $270,000 to W. I. Realty I, L. P. in connection with development of the Hotel property. Through December 31, 2005, $177,000 was earned and has been included in construction in progress. The balance of $93,000 is scheduled to be paid in 2006.

The Owner has paid Marriott International, Inc. a $40,000 franchise fee to operate as a Courtyard by Marriott Hotel. The franchise term is for twenty years commencing with the opening date of the Hotel. The franchise agreement also requires the Owner to pay the franchisor monthly royalty and marketing fees equal to 5.5% and 2.0% of gross room revenue, respectively.

NOTE 4 - MORTGAGE LOAN PAYABLE

The Hotel property is encumbered by a construction loan with Compass Bank dated June 30, 2005 in the amount of $7,557,000. Through December 31, 2005, $3,388,587 has been advanced. The loan requires interest only payments and bears interest at a floating rate of LIBOR plus 2.0%, 6.22% at December 31, 2005.

The note is secured by the Hotel’s tangible and intangible assets and the guarantee of W. I. Realty I, L. P. The note is scheduled to mature on October 1, 2006.

NOTE 5 - SUBSEQUENT EVENT

The Owner has a sales contract with Apple Seven Hospitality, Inc. (Apple) and anticipates selling the Hotel land, improvements and furnishings to Apple in 2006. The sales price is anticipated to exceed the carrying value of the Hotel’s assets.

BROWNSVILLE, TEXAS, - COURTYARD BY MARRIOTT HOTEL

BALANCE SHEET (UNAUDITED)

	March 31, 2006	December 31, 2005
ASSETS

INVESTMENT IN HOTEL PROPERTY:
Land	$426,409	$426,409
Construction in Progress	5,024,333	3,447,430
Furnishings and Equipment	405,572	96,035

TOTAL INVESTMENT IN HOTEL PROPERTY	5,856,314	3,969,874

Cash and Cash Equivalents	544,464	534,911
Due from Affiliates	4,397	2,150
Franchise Fees	40,000	40,000

	588,861	577,061

TOTAL ASSETS	$6,445,175	$4,546,935

LIABILITIES AND PARTNERS’ EQUITY

LIABILITIES:
Mortgage Payable	$5,561,332	$3,388,587
Accounts Payable	837,936	1,129,165
Deposits and Accrued Liabilities	39,521	25,360

TOTAL LIABILITIES	6,438,789	4,543,112

PARTNERS’ EQUITY	6,386	3,823

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$6,445,175	$4,546,935

See also the audited financial statements included herein.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

STATEMENT OF PARTNERS’ EQUITY

THREE MONTH PERIOD ENDED MARCH 31, 2006 (UNAUDITED)

Balance, January 1	$3,823
Net Income	2,563

Balance, March 31	$6,386

See also the audited financial statements included herein.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

STATEMENT OF OPERATIONS

THREE MONTH PERIOD ENDED MARCH 31, 2006 (UNAUDITED)

REVENUES	$—

EXPENSES:
General and Administrative	—

OPERATING INCOME	—

OTHER INCOME:
Interest Income	2,563

NET INCOME	$2,563

See also the audited financial statements included herein.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

STATEMENT OF CASH FLOWS

THREE MONTH PERIOD ENDED MARCH 31, 2006 (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$2,563

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	(2,162,467)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	2,172,745
Affiliate Loans	(3,288)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,169,457

NET INCREASE IN CASH	9,553

CASH AND CASH EQUIVALENTS, JANUARY 1	534,911

CASH AND CASH EQUIVALENTS, MARCH 31	$544,464

SUPPLEMENTAL DISCLOSURES:
Interest Paid: Capitalized to Investment in Hotel Property	$93,103

See also the audited financial statements included herein.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

Apple REIT Seven, Inc.

Richmond, Virginia:

We have audited the accompanying balance sheets of Bernardo Venture, a California General Partnership (the “Company”), as of December 31, 2005 and 2004, and the related statements of operations and partners’ capital and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

June 16, 2006

BERNARDO VENTURE

Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets

Investment in hotel, net	$20,674,536	$21,337,066
Cash	354,092	157,445
Escrow deposits	251,407	—
Accounts receivable	12,544	15,793
Other assets, net	158,601	221,029

Total assets	$21,451,180	$21,731,333

Liabilities and Partners' Capital

Liabilities:
Construction loan payable	$12,958,097	8,853,574
Accounts payable and accrued expenses	462,005	4,190,674

Total liabilities	13,420,102	13,044,248

Partners' capital:
Partners' capital	8,111,078	8,767,085
Syndication costs	(80,000)	(80,000)

Net partners' capital	8,031,078	8,687,085

Total liabilities and partners' capital	$21,451,180	$21,731,333

See accompanying notes to financial statements.

BERNARDO VENTURE

Statements of Operations and Partners’ Capital

Years Ended December 31, 2005 and 2004

	2005	2004
Revenues:
Rooms	$4,580,183	$29,386
Food and beverage	355,597	2,105

Total revenues	4,935,780	31,491

Operating expenses:
Rooms	1,389,935	29,116
Food and beverage	380,328	13,934
Depreciation and amortization	913,007	130,541
Real estate taxes and insurance	504,836	32,870
Property operation, maintenance and energy costs	486,863	36,668
Management fees	152,855	968
General and administrative	463,437	363,671

Total operating expenses	4,291,261	607,768

Operating income (loss)	644,519	(576,277)

Other expense:
Interest expense	(966,138)	—
Miscellaneous expense	(4,388)	(1,124)

Total other expense	(970,526)	(1,124)

Net loss	(326,007)	(577,401)

Partners' capital, beginning of year	8,767,085	9,344,486
Distributions to partners	(330,000)	—

Partners' capital, end of year	$8,111,078	$8,767,085

See accompanying notes to financial statements.

BERNARDO VENTURE

Statements of Cash Flows

Years Ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net loss	$(326,007)	$(577,401)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	913,007	130,541
Changes in operating assets and liabilities:
Accounts receivable	3,249	(15,793)
Other assets, net	2,932	(45,927)
Accounts payable and accrued expenses	417,757	(411,535)

Net cash provided by (used in) operating activities	1,010,938	(920,115)

Cash flows from investing activities:
Purchases of property and equipment	(4,337,407)	(10,897,451)

Cash flows from financing activities:
Proceeds from construction loan	4,227,171	8,853,574
Payments on construction loan	(122,648)	—
Distributions to partners	(330,000)	—

Net cash provided by financing activities	3,774,523	8,853,574

Net increase (decrease) in cash and cash equivalents	448,054	(2,963,992)

Cash, beginning of year	157,445	3,121,437

Cash, end of year	$605,499	$157,445

Supplemental disclosure of cash flow information:
Cash paid for interest	$187,153	$—

Noncash investing and financing transactions:
Hotel construction costs accrued	$—	$4,146,426

See accompanying notes to financial statements.

BERNARDO VENTURE

Notes to Financial Statements

1.	Summary of Significant Accounting Policies:

Description of Business: Bernardo Venture (the “Company”), a California General Partnership, was formed in 2003 to construct and manage a 200-room Hilton Garden Inn in San Diego, California. The hotel opened for business in late 2004.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Hotel: Investment in hotel is stated at cost. Major repairs and improvements are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight line method over the estimated useful lives of the related assets. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Escrow Deposits: Escrow deposits are maintained under the control of the construction loan noteholder for the benefit of the Company.

Allowance for Doubtful Accounts: The Company uses the reserve method of accounting for doubtful accounts. The amount of doubtful accounts receivable was considered immaterial at 2005 and 2004, and no reserve was considered necessary.

Concentration of Credit Risks: The Company maintains its cash balances in multiple financial institutions and occasionally has cash balances in excess of federally insured limits.

Deferred Financing Costs: During 2003, the Company incurred $162,500 of costs for obtaining a construction loan. These costs have been capitalized and are being amortized over three years by a method that approximates the effective interest method. Accumulated amortization was $117,000 and $63,000 at December 31, 2005 and 2004, respectively. The total amortization of deferred financing costs was $54,000 for each of 2005 and 2004.

Impairment of Long-Lived Assets: The Company reviews the carrying value of its tangible and intangible assets whenever significant events or changes in circumstances occur that might impair the recovery of these costs. Recovery is evaluated by measuring the carrying value of the assets against the associated future estimated undiscounted cash flows.

Revenue Recognition: Room revenue represents revenue derived from the rental of rooms. Revenues are recognized as room stays occur.

Advertising and Promotion Costs: Advertising and promotion costs are charged to operations as incurred and amounted to $259,000 and $1,200 for 2005 and 2004, respectively.

Income Taxes: No provision for federal or state income taxes has been included in the financial statements since taxable income or loss of the Company is required to be reported by the partners on their income tax returns.

2.	Investment in Hotel:

Investment in hotel at year-end consisted of:

	2005	2004
Land	$4,340,840	$4,340,840
Buildings and improvements	14,744,059	14,566,607
Furnishings and equipment	2,514,193	2,500,664

At cost	21,599,092	21,408,111
Less accumulated depreciation	(924,556)	(71,045)

Investment in hotel, net	$20,674,536	$21,337,066

Depreciation expense totaled $853,511 and $71,045 for 2005 and 2004, respectively.

3.	Construction Loan Payable:

In October 2003, the Company entered into a three-year construction loan agreement providing for funds of up to $13,000,000, the proceeds of which were used to construct and furnish the hotel. The loan is collateralized by a deed of trust on the hotel property. Interest accrued on the loan at the greater of 6.5% or a variable rate of LIBOR plus 4.75%, and was payable monthly in arrears from December 1, 2003 through May 1, 2005. Effective June 1, 2005 interest was payable, along with principal (based on a 20-year amortization schedule). The agreement provides for a one-year extension of the loan to October 31, 2007, upon payment of a 1% fee and meeting certain financial covenants, and also provides for a payment of a $162,000 exit fee if the loan is prepaid.

The outstanding balance of the loan at year-end was $12,958,097 for 2005 and $8,853,574 for 2004. Total interest cost incurred on the loan was $966,138 for 2005, all of which was charged to expense, and $288,102 for 2004, all of which was capitalized as part of the investment in hotel.

4.	Partners’ Capital and Allocations:

The Company has two General Partners, IWF Bernardo Investors, LP (“IWF”) and RBCA Partners, Limited (“RBCA”). RBCA was credited with $1,676,000 to its capital account for certain actions taken by its affiliates in obtaining permits and for financing pre-development expenses. In 2003, the Company recorded a corresponding charge to construction in progress for the $1,676,000. IWF was also credited with $150,000 to its capital account for a deferred fee, with a corresponding charge to construction in progress. The credits to the capital accounts of the General Partners were made pursuant to the provisions of the partnership agreement and represent the conclusion of the General Partners that such amounts are at fair value.

Profits and losses are allocated to partners in accordance with their percentage interests, as defined in the partnership agreement. Distributions of cash from operations are allocated in accordance with each partner’s percentage interest. Distributions from capital transactions are in proportion to each partners’ invested capital, then in accordance with their percentage interests.

5.	Related Party Transactions:

The Company paid management and accounting fees totaling $117,500 and $1,600 during 2005 and 2004 to Presidian Destinations, Ltd. (“Presidian”), a related entity. The Company also paid asset management fees totaling $51,000 during 2005 and $300 during 2004 to Invest West Financial Corporation, Inc. (“IWFC”), a related entity.

BERNARDO VENTURE

Notes to Financial Statements

During 2005, the Company paid an affiliated entity, pursuant to an agreement entered into at the Company’s inception, development fees totaling $684,294. These amounts were capitalized as part of the investment in hotel.

6.	Franchise Agreement:

The Company currently operates under a franchise agreement with Hilton Inns, Inc. (“Hilton”). Under the terms of the agreement, the Company makes monthly payments to Hilton for royalty and advertising payments of 3% and 4%, respectively, of gross room revenues. Franchise fees and costs charged to expense related to Hilton were $329,000 during 2005 and $1,700 during 2004.

An initial franchise fee of $82,500 was paid to Hilton in 2003, and is being amortized over 15 years. Accumulated amortization was $12,366 and $6,870 at December 31, 2005 and 2004, respectively, and $5,496 was expensed for each of 2005 and 2004.

7.	Buy-Sell Agreement:

The partnership agreement contains a buy-sell provision by which either partner may offer to acquire the other's interest for a price, as adjusted for certain items as described in the agreement. The offeree has the right to purchase the offeror's interest for the price offered, or to accept the offer to sell.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (the “Standard”) in May 2003. The Standard establishes the accounting guidance related to how an issuer of certain financial instruments with characteristics of both liabilities and equity classifies and measures such instruments. Under the Standard, the Company’s partners’ capital subject to a buy-sell agreement may be required to be reclassified as liabilities and related distributions would be reported as a financing expense. The provisions of the Standard for the Company, as a non-public entity, are presently deferred indefinitely.

8.	Guarantees:

Financial Accounting Standards Board Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), expands on the accounting and disclosure requirements under prior accounting standards. It requires the disclosures of certain guarantees and clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of certain types of guarantee obligations.

Under the partnership agreement, the Company has certain obligations to indemnify its partners for certain events or occurrences. The maximum liability under these obligations is unlimited; however, the Company’s insurance policies serve to limit its exposure. The Company believes that the estimated fair value of these indemnification obligations is minimal.

9.	Subsequent Event:

On March 9, 2006, the Company entered into an agreement with Apple Seven Hospitality Ownership, Inc. to sell substantially all of the Company’s assets for a gross purchase price of $34.5 million. The sale closed on May 9, 2006.

BERNARDO VENTURE

Notes to Financial Statements

Bernardo Venture

Balance Sheet (Unaudited)

	As of March 31, 2006	As of December 31, 2005
Assets
Investment in hotel, net	$20,434,842	$20,674,536
Cash	533,717	354,092
Escrow deposits	208,843	251,407
Accounts receivable	33,545	12,544
Other assets, net	244,050	158,601

Total assets	$21,454,997	$21,451,180

Liabilities and Partners’ Capital
Liabilities:
Construction loan payable	$12,893,930	$12,958,097
Accounts payable and accrued expenses	473,180	462,005

Total liabilities	13,367,110	13,420,102

Partners’ capital	8,087,887	8,031,078

Total liabilities and partners’ capital	$21,454,997	$21,451,180

See also the audited financial statements included herein.

Bernardo Venture

Statement of Operations (Unaudited)

For the Three Months Ended March 31, 2006 and 2005

	Three months ended March 31, 2006	Three months ended March 31, 2005
Revenues:
Rooms	$1,429,190	$787,305
Food and beverage	181,863	92,847

Total revenues	1,611,053	880,152

Operating expenses:
Rooms	436,468	282,766
Food and beverage	139,056	123,480
Depreciation and amortization	229,202	178,758
Real estate taxes and insurance	138,309	105,165
Property operation, maintenance and energy costs	126,427	100,351
Management fees	48,230	26,404
General and administrative	142,172	117,665

Total operating expenses	1,259,864	934,589

Operating income (loss)	351,189	(54,437)

Interest expense	294,380	145,628

Net income (loss)	$56,809	$(200,065)

See also the audited financial statements included herein.

Bernardo Venture

Statement of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2006 and 2005

	Three months ended March 31, 2006	Three months ended March 31, 2005
Cash flows from operating activities:
Net income (loss)	$56,809	$(200,065)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	229,202	178,758
Changes in operating assets and liabilities:
Accounts receivable	(21,001)	(18,832)
Other assets, net	91,014	(16,582)
Accounts payable and accrued expenses	(89,776)	287,994

Net cash provided by operating activities	266,248	231,273

Cash flows from investing activities:
Purchases of property and equipment	(65,020)	(19,664)

Cash flows from financing activities:
Principal payments on construction loan	(64,167)	—

Net increase in cash balances	137,061	211,609

Cash, beginning of period	605,499	157,445

Cash, end of period	$742,560	$369,054

See also the audited financial statements included herein.

Apple REIT Seven, Inc.

Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2006 (unaudited)

(in thousands)

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Seven, Inc. (AR7) gives effect to the following acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Acquisition Date
Residence Inn	Houston, TX	$13.6	April 27, 2006
Hilton Garden Inn	San Diego, CA	34.5	May 9, 2006
Courtyard	Brownsville, TX	8.6	June 19, 2006

Total		$56.7

This pro forma Balance Sheet also assumes all of the hotels had been leased to our wholly owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by an affiliate of Inn Ventures, Inc. (San Diego, CA) or Western International, Inc. (Houston and Brownsville, TX) under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Balance Sheet of AR7 and the historical balance sheets of the hotels.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of AR7 is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of March 31, 2006, nor does it purport to represent the future financial position of AR7.

The unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the historical balance sheets of the acquired hotels included in this document.

Balance Sheet as of March 31, 2006 (unaudited)

(In thousands, except share data)

	Company Historical Balance Sheet	West Houston, Texas - Marriott Residence Inn Hotel	Bernardo Venture	Brownsville, Texas - Courtyard by Marriott Hotel	Pro forma Adjustments		Total Pro forma
ASSETS
Investment in hotel properties, net	$—	$12,451	$20,435	$5,856	$58,226	(A)	$58,226
					(38,742	)(B)
Cash and cash equivalents	57,050	163	534	545	(1,242	)(C)	2,000
					(55,050	)(F)
Restricted cash - escrow deposits	—	—	209	—	(209	)(C)	—
Other assets	53	53	277	44	(286	)(C)	141

Total Assets	$57,103	$12,667	$21,455	$6,445	$(37,303)		$60,367

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Note payable - secured	$—	$10,538	$12,894	$5,561	$(28,993	)(D)	$—
Accounts payable and accrued costs	356	1,268	473	878	(2,584	)(D)	391

Total liabilities	356	11,806	13,367	6,439	(31,577)		391

Shareholders’ equity	—	861	8,088	6	(8,955	)(E)	—
Preferred stock, authorized 15,000,000 shares	—	—	—	—	—		—
Series A preferred shares, no par value, authorized 200,000,000 shares	—	—	—	—	—		—
Series B preferred convertible stock, no par value, authorized 240,000 shares	24	—	—	—	—		24
Common stock, no par value, authorized 200,000,000 shares	56,765	—	—	—	3,229	(F)	59,994
Retained deficit	(42)	—	—	—	—		(42)

Total shareholders’ equity	56,747	861	8,088	6	(5,726)		59,976

Total liabilities and shareholders’ equity	$57,103	$12,667	$21,455	$6,445	$(37,303)		$60,367

Notes to Pro Forma Condensed Consolidated Balance Sheet (unaudited)

(A)	The total purchase price for the three hotel properties purchased consists of the following:

(In thousands)	West Houston, Texas - Marriott Residence Inn Hotel	Bernardo Venture	Brownsville, Texas - Courtyard by Marriott Hotel	Total
Purchase price per contract	$13,600	$34,500	$8,550	$56,650
Other closing costs	25	45	57	127
Other capitalized costs incurred	130	95	91	316
Acquisition fee payable to Apple Suites Realty Group (2% of purchase price per contract)	272	690	171	1,133

Investment in hotel properties	14,027	35,330	8,869	58,226	(A)

Net other assets/(liabilities) assumed	10	50	(7)	53

Total purchase price	$14,037	$35,380	$8,862	58,279

Less: Cash on hand at March 31, 2006 to fund acquisitions				(57,050)
Plus: Working capital requirements				2,000

Equity proceeds needed for acquisitions and working capital				$3,229	(F)

(B)	Represents elimination of historical net carrying value of real estate under prior owner.
(C)	Represents elimination of assets associated with prior owner, net of assets assumed.
(D)	Represents elimination of liabilities associated with prior owner, net of liabilities assumed.
(E)	Represents elimination of shareholders’ equity associated with the prior owner.
(F)	Represents the reduction of cash and cash equivalents by the amount required to fund the three acquisitions and issuance of additional shares.

Apple REIT Seven, Inc.

Pro Forma Condensed Consolidated Statements of Operations (unaudited)

For the year ended December 31, 2005 and the three month period ended March 31, 2006

(in thousands)

The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple REIT Seven, Inc. (AR7) give effect to the following acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Acquisition Date
Residence Inn	Houston, TX	$13.6	April 27, 2006
Hilton Garden Inn	San Diego, CA	34.5	May 9, 2006
Courtyard	Brownsville, TX	8.6	June 19, 2006

Total		$56.7

These pro forma Statements of Operations also assume all of the hotels had been leased to our wholly owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by an affiliate of Inn Ventures, Inc. (San Diego, CA) or Western International, Inc. (Houston and Brownsville, TX) under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Statements of Operations of AR7 and the historical Statements of Operations of the hotels.

The following unaudited Pro Forma Condensed Consolidated Statements of Operations of AR7 is not necessarily indicative of what the actual financial results would have been assuming such transactions had been completed as of January 1, 2005, nor does it purport to represent the future financial results of AR7.

The unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with, and is qualified in its entirety by, the historical Statements of Operations of the acquired hotels included in this document.

For the year ended December 31, 2005 (unaudited)

(In thousands, except per share data)	Company Historical Statement of Operations (A)	West Houston, Texas - Marriott Residence Inn Hotel (A)	Bernardo Venture (A)	Brownsville, Texas - Courtyard by Marriott Hotel (A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$—	$—	$4,580	$—	$—		$4,580
Other operating revenue	—	—	356	—	—		356

Total revenue	—	—	4,936	—	—		4,936

Expenses
Operating expenses	—	—	2,257	—	—		2,257
General and administrative	40	3	468	—	357	(B)	868

Management fees	—	—	153	—	—		153
Taxes, insurance and other	—	—	505	—	—		505
Depreciation of real estate owned	—	—	913	—	(913	)(C)	937
					937	(D)
Interest, net	13	—	966	(3)	(1,036	)(E)	(60)

Total expenses	53	3	5,262	(3)	(655)		4,660
Gain on sale of land	—	93	—	—	(93	)(H)	—
Income tax expense	—	—	—	—	—	(G)	—

Net income (loss)	$(53)	$90	$(326)	$3	$562		$276

Income (loss) per common share:
Basic and diluted	$(5,251)						$0.07

Basic and diluted weighted average common shares outstanding (000s)	—				4,045	(F)	4,045

For the three months ended March 31, 2006 (unaudited)

(In thousands, except per share data)

	Company Historical Statement of Operations (A)	West Houston, Texas - Marriott Residence Inn Hotel (A)	Bernardo Venture (A)	Brownsville, Texas - Courtyard by Marriott Hotel (A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$—	$—	$1,429	$—	$—		$1,429
Other operating revenue	—	—	182	—	—		182

Total revenue	—	—	1,611	—	—		1,611

Expenses
Operating expenses	—	—	702	—	—		702
General and administrative	65	—	142	—	35	(B)	242
Management fees	—	—	48	—	—		48
Taxes, insurance and other	—	—	138	—	—		138
Depreciation and amortization	—	—	229	—	(229	)(C)	234
					234	(D)
Interest, net	(76)	—	294	(3)	(226	)(E)	(11)

Total expenses	(11)	—	1,553	(3)	(186)		1,353

Income tax expense	—	—	—	—	—	(G)	—

Net income	$11	$—	$58	$3	$186		$258

Income (loss) per common share:
Basic and diluted	$0.01						$0.06

Basic and diluted weighted average common shares outstanding (000s)	955				3,090	(F)	4,045

Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited):

(A)	Represents results of operations for the hotels on a pro forma basis as if the hotels were owned by the Company at January 1, 2005 and for the respective periods prior to acquisition by the Company in 2006. The Company was initially formed on May 20, 2005, and had no operations before that date. In addition, the Houston, Texas hotel and the Brownsville, Texas hotel did not open until April 27, 2006 and June 6, 2006, respectively, and therefore had limited historical operational activity before those dates.
(B)	Represents administrative and other costs associated with being a public company and owning additional properties, including the advisory fee, accounting and legal expenses.
(C)	Represents elimination of historical depreciation and amortization expense of the acquired properties.
(D)	Represents the depreciation on the hotels acquired based on the purchase price allocation to depreciable property and the dates the hotels began operation. The weighted average lives of the depreciable assets are 39 years for building and seven years for furniture, fixtures and equipment (FF&E). These estimated useful lives are based on management’s knowledge of the properties and the hotel industry in general.
(E)	Interest expense related to prior owner’s debt, which was not assumed, has been eliminated. Interest income recorded relates only to working capital balances.
(F)	Represents the weighted average number of shares required to be issued to generate the purchase price of each hotel. The calculation assumes all properties were acquired on the later of January 1, 2005 or the date the hotel opened.

(G)	Estimated income tax expense of our wholly owned taxable REIT subsidiaries is zero based on the contractual agreements put in place between the Company and our lessees, based on a combined tax rate of 40% of taxable income. Based on the terms of the lease agreements our taxable subsidiaries would have incurred a loss during these periods. No operating loss benefit has been recorded as realization is not certain.
(H)	Gain on sale of land was eliminated as this land was not part of the purchase contract.